CERTIFICATE OF AMENDMENT

                                     OF THE

                         CERTIFICATE OF INCORPORATION OF

                             NORTHPORT HOLDING INC.

                Under Section 805 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

         (1)      The name of the corporation is NORTHPORT HOLDING INC.

         (2) The Certificate of Incorporation was filed at the Department of State of the state of New York on the 18th day of June, 1997.

         (3) The Certificate of Incorporation is hereby amended to effect a change in the aggregate number of shares the corporation has the authority to issue. The corporation is currently authorized to issue 200 shares with no par value, none of which are issued or outstanding. The unissued shares shall be changed into 15,000,000 common shares at a par value of $.001 at a rate of 25,000 for one and 5,000,000 preferred shares at a par value of $.001.

     Article THIRD of the Certificate is amended to read as follows:

                  "THIRD", the Aggregate number of shares which the corporation shall have the authority to issue is 15,000,000 common shares and 5,000,000 preferred shares, all of which are $.001 par value.

         (4) The amendment to the Certificate of Incorporation was authorized by written consent of the Board of Directors and followed by written consent of the sole incorporator there being no shareholders of record, and no subscribers for shares whose subscriptions have been accepted.

         IN WITNESS WHEREOF, this certificate has been subscribed this 26th day of March, 1998, by the undersigned who affirmed that the statements made herein are true under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

/s/ Anthony Fusco
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Anthony Fusco, President

/s/ David A. Serure
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David A. Serure, Secretary